UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2006

CIT Funding Company, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-30501	22-3634034

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 CIT Drive Livingston, New Jersey	07039

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 740-5000

(Former name or former address, if changed since last report.)

Item 8.01 Other Events.

          CIT Funding Company, LLC (the “Registrant”) has registered $741,874,116 in receivable-backed notes on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), by a Registration Statement on Form S-3 (File No. 333-122288) (as so amended, the “Registration Statement”).

          On November 22, 2006 (the “Closing Date”), the Depositor caused CIT Equipment Collateral 2006-VT2 (the “Issuing Entity”) to issue $258,000,000 in aggregate principal amount of 5.34435% Receivable-Backed Class A-1 Notes, $144,000,000 in aggregate principal amount of 5.19% Receivable-Backed Class A-2 Notes, $180,000,000 in aggregate principal amount of 5.07% Receivable-Backed Class A-3 Notes, $100,524,000 in aggregate principal amount of 5.05% Receivable-Backed Class A-4 Notes, $16,689,000 in aggregate principal amount of 5.24% Receivable-Backed Class B Notes, $20,397,000 in aggregate principal amount of 5.29% Receivable-Backed Class C Notes, and $22,264,116 in aggregate principal amount of 5.46% Receivable-Backed Class D Notes (the “Notes”).

          The Notes have the benefit of certain funds deposited in a reserve account established pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006, among the Registrant, the Issuing Entity and CIT Financial USA, Inc., as servicer (the “Pooling and Servicing Agreement”), and are entitled to certain other credit enhancements, as more fully described in the Pooling and Servicing Agreement.

          The Notes represent obligations of the Issuing Entity. The Issuing Entity was created pursuant to a Trust Agreement, dated November 2, 2006, as amended and restated by the Amended and Restated Trust Agreement.

          The Notes were issued pursuant to an Indenture, dated October 1, 2006, among the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee.

          The primary assets of the Issuing Entity are a pool of contracts, including certain equipment leases and financing agreements (the “Contracts”), a security interest in the underlying contracts and other property relating to the Contracts, which were transferred to the Issuing Entity on the Closing Date pursuant to the Pooling and Servicing Agreement.

          As of the Closing Date, the Contracts had the characteristics described in the Prospectus dated November 13, 2006, the Preliminary Prospectus Supplement previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(2) of the Act on November 15, 2006, and the Prospectus Supplement dated November 14, 2006 previously filed with the Commission on November 21, 2006 pursuant to Rule 424(b)(5) of the Act.

          Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT Funding Company, LLC

(Registrant)
Date: November 22, 2006

	By:	/s/ Mark A. Carlson

(Signature)

Name: Mark A. Carlson
Title: Senior Vice President